Second Amended and Restated Deposit Agreement, dated as of July 1, 2014 SECOND AMENDED AND RESTATED DEPOSIT AGREEMENT by and among UNILEVER PLC AND DEUTSCHE BANK TRUST COMPANY AMERICAS, as Depositary, AND THE HOLDERS AND BENEFICIAL OWNERS OF AMERICAN DEPOSITARY SHARES ISSUED HEREUNDER Dated as ofJuly 1, 2014 EXECUTION VERSION